News Release For more information, please contact: Investors: Deborah Hancock 208-202-7259 investors@lambweston.com Media: Erin Gardiner 208-202-7257 communication@lambweston.com

Lamb Weston Responds to TRC Capital’s “Mini-Tender” Offer

EAGLE, ID (February 13, 2025) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today that it has received notice of an unsolicited “mini-tender” offer by TRC Capital Investment Corporation (TRC) dated February 11, 2025, to purchase up to 2,000,000 shares of Lamb Weston’s common stock at a price of $55.95 per share in cash. TRC’s offer price of $55.95 per share is approximately 4.34% lower than the $58.49 closing share price of Lamb Weston’s common stock on February 10, 2025, the business day prior to the date of the offer. The offer represents approximately 1.4% of Lamb Weston’s outstanding common stock as of that date.

Lamb Weston does not endorse TRC’s unsolicited offer or the offer documentation. Lamb Weston is not affiliated with or associated in any way with TRC, its mini-tender offer or its offer documentation.

TRC has made many similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5% of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5% of a company’s shares outstanding. As a result, mini-tender offers do not provide investors with the same level of protections as provided for larger tender offers under U.S. securities laws. The SEC’s guidance to investors on mini-tender offers is available at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html.

Lamb Weston expresses no opinion and does not make a recommendation as to whether shareholders should tender their shares in TRC's mini-tender offer. Lamb Weston encourages shareholders to obtain current market quotations for their shares of Lamb Weston common stock, consult with their brokers or financial advisors, and exercise caution with respect to TRC’s offer. Shareholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC’s offer documentation. The offer is currently scheduled to expire one minute after 11:59 p.m., New York City time, on March 13, 2025, unless extended or terminated earlier by TRC.

Lamb Weston encourages brokers, dealers, and other investors to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure.

Lamb Weston requests that a copy of this news release be included with all distributions of materials relating to TRC’s mini-tender offer.

About Lamb Weston

Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.